Exhibit 99.1

Energy Recovery REPORTS unaudited FINANCIAL RESULTS FOR THE first QUARTER of 2015

FIRST QUARTER HIGHLIGHTS:

●	Total revenue increased by 50% to $5.9 million in the current period, from $3.9 million in the first quarter of 2014
●	Gross profit margin was 57% in the current period, compared to 58% in the first quarter of 2014, as a result of lower production levels offset by a favorable shift in mix
●

Operating expenses increased by $5.4 million, or 91%, from $6.0 million in the first quarter of 2014 to $11.4 million in the current period primarily due to non-recurring legal and CEO transition expenses and to a lesser extent, higher research & development expenses

●

Net loss of $(8.3) million, or $(0.16) per share, in the current period, compared to net loss of $(3.7) million, or $(0.07) per share, in the first quarter of 2014, as a result of higher operating expenses and lower production levels, offset by higher volume

SAN LEANDRO, Calif., May 7, 2015-- Energy Recovery Inc. (NASDAQ:ERII), the leader in pressure energy technology for industrial fluid flows, today announced its unaudited financial results for the first quarter ended March 31, 2015.

Joel Gay, President and Chief Executive Officer, remarked, “Our performance in the first quarter was encouraging from a revenue and gross profit standpoint. In the fourth quarter of 2014, we observed a slight improvement in the overall desalination pipeline and this trend has continued into the current year. This, coupled with the quarterly improvement in revenue, supports a cautious degree of optimism for desalination opportunities in 2015.”

Mr. Gay further commented, “We continue to execute on a reloaded strategy for Energy Recovery, including the rationalization of our markets and geographic focus, the overhauling of our go-to-market strategy and the implementation of austerity measures. While we are still in early phases of execution, we expect that our efforts will position the Company to produce quantifiably meaningful results in the coming quarters. Although our cost structure benefited from austerity, a number of non-recurring expenses offset the impact of otherwise healthy revenue and gross margins during the period.”

Mr. Gay concluded, “We continue to make progress in an ongoing effort to commercialize our products in larger addressable markets such as oil & gas and chemical processing. The recent installation of our first energy recovery device into a Saudi Aramco gas processing plant, and the initiation of field trials for the VorTeq™ fracing solution with our partner Liberty Oilfield Services are examples to this end. I am excited to lead Energy Recovery ahead and look forward to unlocking the potential of our solutions and delivering results to our shareholders.”

Revenues

The Company generated net revenue of $5.9 million in the first quarter of 2015, reflecting an increase of 50% when compared to the same period of the prior year. The increase in revenue was primarily due to increased OEM shipments of $1.9 million, slightly higher aftermarket shipments, and slightly higher oil & gas revenue attributable to the commissioning of the IsoGen™ turbo-generator for Saudi Aramco, the Company’s first commercial installation of an energy recovery device in the Oil & Gas industry. Neither the first quarter of 2015 nor the first quarter of 2014 included any mega-project revenue.

Gross Margins

Lower production was the primary driver to a gross profit margin decline from 58% in the prior-year quarter to 57% in the current period. Offsetting the negative impact of lower production on gross margins was a favorable shift in mix and manufacturing efficiencies. The Company reduced the average manufacturing headcount from 45 in the first quarter of 2014 to 38 in the current period.

The Company’s gross profit margin decreased sequentially from 61% in the fourth quarter of 2014 mainly due to an unfavorable shift in mix attributed to a lack of mega-project shipments.

Operating Expenses

Operating expenses for the quarter ended March 31, 2015 increased from $6.0 million in the first quarter of 2014 to $11.4 million in the current period. Contributing factors included non-recurring legal and CEO transition expenses as well as continued investment in research & development related to growth initiatives.

To summarize financial performance in first quarter of 2015, the Company reported a net loss of $(8.3) million, or $(0.16) per share; largely due to non-recurring legal and CEO transition expenses as well as continued research & development investment in growth initiatives. Comparatively, the Company reported a net loss of $(3.7) million, or $(0.07) per share, in the first quarter of 2014.

Cash Flow Highlights

For the first quarter ended March 31, 2015, the Company generated net cash flow of $4.9 million. The net loss of $(8.3) million included non-cash expenses of $2.8 million, the largest of which were: share-based compensation of $1.1 million and depreciation and amortization of $1.0 million.

Cash used by operating activities was $(1.0) million; favorably impacting cash from operating activities by $5.5 million was the monetization of receivables, chiefly offset by a $(1.1) million increase in inventory due to project delays and a $(1.2) million increase in accrued expenses and liabilities. Cash generated from investing activities was $5.6 million; favorably impacting cash from investing activities by $4.7 million and $1.1 million were maturities of marketable securities and the release of restricted cash, respectively; offset by $0.2 million of capital expenditures. Cash generated from financing activities was $0.3 million attributed to the issuance of common stock related to option exercises.

Excluding current and non-current restricted cash of $4.4 million, the Company reported unrestricted cash of $20.4 million, short-term investments of $8.3 million, and long-term investments of $0.3 million, all of which represent a combined total of $29.0 million.

FORWARD-LOOKING STATEMENTS

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on information currently available to us and on management’s beliefs, assumptions, estimates, or projections and are not guarantees of future events or results. When used in this document, the words such as “continue,” “excited,” “optimism”, and similar expressions are intended to identify forward-looking statements, but are not exclusive means of identifying such statements. Because such forward-looking statements involve risks and uncertainties, the Company's actual results may differ materially from the predictions in these forward-looking statements. All forward-looking statements are made as of today, and the Company assumes no obligation to update such statements. In addition to any other factors that may have been discussed herein regarding the risks and uncertainties of our business, please see “Risk Factors” in our Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) on March 6, 2015 as well as other reports filed by the Company with the SEC from time to time.

CONFERENCE CALL TO DISCUSS FIRST QUARTER RESULTS FOR 2015

Live Conference Call Webcast: Thursday, May 7, 2015, 5:30 pm EDT / 2:30pm PDT
Listen-only, Toll-free:	888-417-8465
Listen-only, Local:	719-325-2323
Conference ID:	1256107

Conference Call Replay:
Toll-free:	888-203-1112
Local:	719-457-0820
Access code:	12356107
Expiration:	May 21, 2015

Investors may also access the live call or the replay over the internet at www.streetevents.com or www.energyrecovery.com. The replay will be available approximately three hours after the live call concludes.

ABOUT ENERGY RECOVERY, INC

Energy Recovery (NASDAQ: ERII) develops award-winning solutions to improve productivity, profitability, and energy efficiency within the oil & gas, chemical, and water industries. Our products simplify complex systems and protect vulnerable equipment. By recycling fluid pressure that would otherwise be lost in critical processes, we save clients more than $1.4 billion (USD) annually. Headquartered in the Bay Area, Energy Recovery has offices in Shanghai and Dubai. For more information about the Company, please visit our website at www.energyrecovery.com.

Contact:

Joel Gay

President and Chief Executive Officer

510-483-7370

Unaudited Consolidated Financial Results

ENERGY RECOVERY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended March 31,
	2015	2014
Net revenue	$5,864	$3,897
Cost of revenue	2,531	1,652
Gross profit	3,333	2,245
Operating expenses:
General and administrative	6,278	2,039
Sales and marketing	2,433	2,495
Research and development	2,533	1,234
Amortization of intangible assets	159	215
Total operating expenses	11,403	5,983
Loss from operations	(8,070)	(3,738)
Interest expense	(40)	—
Other non-operating (expense) income	(102)	121
Loss before income taxes	(8,212)	(3,617)
Provision for income taxes	71	66
Net loss	$(8,283)	$(3,683)

Basic and diluted net loss per share	$(0.16)	$(0.07)

Shares used in basic and diluted per share calculation	51,948	51,446

ENERGY RECOVERY, INC.

CONSOLIDATED BALANCE SHEETS

(unaudited)

	March 31, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$20,391	$15,501
Restricted cash	2,263	2,623
Short-term investments	8,323	13,072
Accounts receivable, net of allowance for doubtful accounts of $110 and $155 at March 31, 2015 and December 31, 2014, respectively	5,333	10,941
Unbilled receivables, current	1,023	1,343
Inventories	9,334	8,204
Deferred tax assets, net	240	240
Prepaid expenses and other current assets	1,163	1,317
Total current assets	48,070	53,241
Restricted cash, non-current	2,126	2,850
Unbilled receivables, non-current	420	414
Long-term investments	265	267
Property and equipment, net of accumulated depreciation of $15,961 and $15,143 at March 31, 2015 and December 31, 2014, respectively	12,574	13,211
Goodwill	12,790	12,790
Other intangible assets, net	3,007	3,166
Other assets, non-current	2	2
Total assets	$79,254	$85,941

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,032	$1,817
Accrued expenses and other current liabilities	7,242	8,427
Income taxes payable	6	4
Accrued warranty reserve	756	755
Deferred revenue	1,134	519
Current portion of long-term debt	11	—
Total current liabilities	11,181	11,522
Long-term debt, net of current portion	44	—
Deferred tax liabilities, non-current, net	2,054	1,989
Deferred revenue, non-current	18	59
Other non-current liabilities	2,881	2,453
Total liabilities	16,178	16,023
Commitments and Contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 10,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.001 par value; 200,000,000 shares authorized; 54,494,813 shares issued and 52,015,357 shares outstanding at March 31, 2015, and 54,398,421 shares issued and 51,918,965 shares outstanding at December 31, 2014	54	54
Additional paid-in capital	125,847	124,440
Accumulated other comprehensive loss	(39)	(73)
Treasury stock, at cost 2,479,456 shares repurchased at both March 31, 2015 and December 31, 2014	(6,835)	(6,835)
Accumulated deficit	(55,951)	(47,668)
Total stockholders’ equity	63,076	69,918
Total liabilities and stockholders’ equity	$79,254	$85,941

ENERGY RECOVERY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	Three Months Ended March 31,
	2015	2014
Cash Flows From Operating Activities
Net loss	$(8,283)	$(3,683)
Adjustments to reconcile net loss to net cash used in operating activities:
Share-based compensation	1,140	581
Depreciation and amortization	979	983
Unrealized loss on foreign currency transactions	124	10
Amortization of premiums/discounts on investments	79	125
Deferred income taxes	65	56
Provision for warranty claims	21	3
Provision for doubtful accounts	2	72
Valuation adjustments for excess or obsolete inventory	(10)	40
Other non-cash adjustments	428	(125)
Changes in operating assets and liabilities:
Accounts receivable	5,524	(2,052)
Deferred revenue	574	15
Unbilled receivables	314	4,696
Accounts payable	215	448
Prepaid and other assets	154	(1,112)
Income taxes payable	2	7
Accrued expenses and other liabilities	(1,192)	(2,638)
Inventories	(1,120)	(3,361)
Net cash used in operating activities	(984)	(5,935)

Cash Flows From Investing Activities
Maturities of marketable securities	4,675	2,600
Restricted cash	1,084	412
Capital expenditures	(179)	(38)
Net cash provided by investing activities	5,580	2,974

Cash Flows From Financing Activities
Net proceeds from issuance of common stock	250	604
Proceeds from borrowings	55	—
Repurchase of common stock for treasury	—	(633)
Net cash provided by (used in) financing activities	305	(29)
Effect of exchange rate differences on cash and cash equivalents	(11)	56
Net change in cash and cash equivalents	4,890	(2,934)

Cash and cash equivalents, beginning of period	15,501	14,371
Cash and cash equivalents, end of period	$20,391	$11,437